Exhibit 99

NEWS RELEASE

Date:	August 2, 2011

Contact:	Andy Westbrook – President and CEO
William B. West – Executive Vice President
Robert E. Dye, Jr. – Senior Vice President and CFO

To:	News Media

Release Date:	Immediate

PEOPLES BANCORPORATION, INC.

ANNOUNCES

Second Quarter 2011 Financial Results

Easley, SC – Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina, and Seneca National Bank, Seneca, South Carolina, reported pre-tax  consolidated earnings of $804,000 and $1,239,000, respectively, for the quarter and six-month period ending June 30, 2011, compared to consolidated pre-tax earnings of $1,137,000 and a pre-tax loss of $748,000, respectively, for the quarter and six-month period ending June 30, 2010.  Operations for the quarter and six-month period ending June 30, 2010 included pre-tax gains of $814,000 on the sale of $13,824,000 in investment securities. On an after-tax basis, net earnings were $692,000 and $1,122,000, respectively, for the quarter and six-month period ending June 30, 2011, compared to net earnings of $884,000 and a net loss of $216,000, respectively, for the quarter and six-month period ending June 30, 2010.  The results for the second quarter of 2011 represent the fifth consecutive profitable quarter of operations for the Company.

Total assets at June 30, 2011 were $546,859,000 compared to $537,776,000 at June 30, 2010.  At June 30, 2011 total gross loans and deposits were $317,444,000 and $475,270,000 compared to $360,884,000 and $468,123,000 at June 30, 2010, respectively.

Commenting on the Company’s performance, Company President and CEO, L. Andrew Westbrook, III stated, “While the level of non-performing assets still remains high compared to historical levels, the Company continues to produce positive earnings.  Our capital levels continue to increase and are well above regulatory minimums, and we continue to maintain our allowance for loan losses at levels we believe are sufficient to absorb losses inherent in our current loan portfolio. We continue to see weakness in the local real estate market, especially in the demand for developed residential lots and vacant land.”

Westbrook continued, “Improving credit quality, maintaining satisfactory capital and liquidity levels have been, and will remain, our top priorities.  All three of our subsidiary banks are considered to be ‘well capitalized’ by regulatory standards, which is the highest designation.  The liquidity positions at each bank are at historically high levels and remain strong with no dependence on borrowed funds.

“Our net interest margin remains strong at 3.93% for the second quarter of 2011 and increased 6 basis points over the previous quarter and 12 basis points over the prior year’s second quarter.  Our strong net interest margin combined with our continued focus on expense control continues to provide us with the ability to diligently and aggressively address our present level of problem assets.”

Currently, The Peoples National Bank, celebrating its 25th anniversary in 2011,  maintains five locations: two in Easley, one in Pickens, one in Powdersville, and one in Greenville, South Carolina; Bank of Anderson, N.A. maintains two locations in Anderson, South Carolina; and Seneca National Bank maintains one location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results.  Additional information concerning some of the factors that could cause materially different results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and Form 10-Q for the quarters ended March 31, 2011and June 30, 2011, which are or will be available from the Securities and Exchange Commission’s public reference facilities or from the Company’s shareholders’ relations department.

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Amounts in thousands except share information)

	Three Months Ended June 30,
Income Statement	2011	2010	Change
Net interest income	$4,914	$4,715	4.22%
Provision for loan losses	765	1,170	-34.62%
Other income	1,069	1,582	-32.43%
Other expense	4,414	3,990	10.63%
Income before income taxes	804	1,137	-29.29%
Provision for income taxes	112	253	-55.73%
Net income	$692	$814	-21.72%
Dividends paid or accumulated on preferred stock	173	173	0.00%
Net amortization of preferred stock	33	33	0.00%
Net income available to common shareholders	$486	$678	-28.32%

Return on average assets (1) (2)	0.51%	0.50%
Return on average common equity (1) (3)	6.78%	6.65%

Net income per common share
Basic	$0.07	$0.10
Diluted	$0.07	$0.10

	Six Months Ended June 30,
Income Statement	2011	2010	Change
Net interest income	$9,640	$9,453	1.98%
Provision for loan losses	1,805	4,595	-60.72%
Other income	2,122	2,516	-15.66%
Other expense	8,718	8,122	7.34%
Income (loss) before income taxes	1,239	(748)	N/A
Provision (benefit) for income taxes	117	(532)	N/A
Net income (loss)	$1,122	$(216)	N/A
Dividends paid or accumulated on preferred stock	345	345	0.00%
Net amortization of preferred stock	67	66	1.52%
Net income (loss) available to common shareholders	$710	$(627)	N/A

Return on average asset s (1) (2)	0.41%	-0.23%
Return on average common equity (1) (3)	5.61%	-3.05%

Net income (loss) per common share
Basic	$0.10	$(0.09)
Diluted	$0.10	$(0.09)

	June30,	June30,	December31,
	2011	2010	2010
Balance Sheet	(Unaudited)	(Unaudited)	(Audited)
Total assets	$546,859	$537,776	$541,070
Gross loans	317,444	360,884	340,713
Allowance for loan losses	8,296	8,496	7,919
Loans, net	309,148	352,388	332,794
Securities	178,506	120,975	142,294
Total earning assets	498,587	483,849	490,696
Total deposits	475,270	468,123	474,754
Shareholders’ equity	55,030	53,861	52,298
Book value per common share	6.02	5.87	5.64

(1)      Annualized
(2)      Return on average assets is calculated as net income (loss) divided by average assets.
(3)      Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
Asset Quality Data	2011	2011	2010	2010	2010
Nonperforming loans
Non-accrual loans	$15,726	$16,254	$15,734	$18,189	$16,660
Past due loans 90 days + and still accruing	80	106	-	-	29
Total nonperforming loans	15,806	16,360	15,734	18,189	16,689
Other real estate owned	12,720	13,313	13,344	14,714	13,426
Total nonperforming assets	$28,526	$29,673	$29,078	$32,903	$30,115

Net charge-offs for quarter ended	$551	$877	$913	$1,694	$1,338

Nonperforming assets as a percentage of
total loans and other real estate	8.64%	8.61%	8.21%	8.97%	8.05%
Nonperforming assets to total assets	5.22%	5.41%	5.37%	6.03%	5.60%
Allowance for loan losses to nonperforming loans	52.49%	49.40%	50.33%	45.73%	50.15%
Allowance for loan losses to total
loans outstanding	2.61%	2.44%	2.32%	2.36%	2.35%
Quarterly net charge-offs to total
loans outstanding	0.17%	0.26%	0.27%	0.48%	0.37%

Capital Ratios
Total Capital (to risk-weighted assets)	15.08%	14.46%	14.12%	14.02%	13.85%
Tier 1 Capital (to risk-weighted assets)	13.82%	13.21%	12.86%	12.77%	12.59%
Tier 1 Capital (to average assets)	9.02%	8.98%	8.92%	8.89%	8.87%